Exhibit 10.29

                                 As of March 25, 2003

Ultralife Batteries, Inc.
2000 Technology Parkway
Newark, NY  14513

Ultralife Batteries (UK) Ltd.
18 Nuffield Way
Abingdon, Oxfordshire, OX 14
1TG England

      Re:   Fifth Amendment to Financing Agreements ("Amendment")

Gentlemen:

      Reference is made to the Loan and Security Agreement dated June 15, 2000, as amended, between you and the undersigned (the "Loan Agreement"). All capitalized terms not otherwise defined herein shall have the meanings given such terms in the Loan Agreement.

      Borrowers have requested that Lender agree to certain modifications to the Loan Agreement. Subject to the terms and conditions hereof, the Lender agrees with the Borrowers as follows:

      (1) Section 1.12(k) is amended to add the following at the end of such section prior to the semi-colon (;): "(Eligible Government Accounts)".

      (2) Section 1.12(m) is deleted in its entirety and replaced with the following:

            "(m) such Accounts of a single account debtor or its affiliates do not constitute more than twenty (20%) percent of all otherwise Eligible Accounts, except as to Eligible Kidde Safety Accounts, which shall not exceed $1,250,000 in the aggregate, and Eligible Government Accounts which shall not exceed fifty five (55%) of all Accounts for the period from April 1, 2003 through August 30, 2003 and fifty (50%) percent of all Accounts thereafter (but the portion of the Accounts not in excess of such percentages or limits may be deemed Eligible Accounts);"

      (3) Section 1.14 is deleted and replaced with the following (and all references in the Financing Agreements to "Fyrentics" shall be deemed to be changed to "Kidde Safety"):

            "1.14 "Eligible Kidde Safety Account" shall mean any Account arising out of a sale of Inventory to Kidde PLC ("Kidde Safety") that satisfies the criteria for Eligible Accounts hereunder other than the limitation set forth in clause


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Ultralife Batteries, Inc.
Ultralife Batteries (UK) Ltd.
As of March 25, 2003
Page 2

            (e) and (m) to the definition of Eligible Accounts, which shall not apply; provided, however, that the aggregate outstanding amount of all Eligible Accounts for Kidde Safety shall not exceed $1,250,000 (but such Eligible Accounts not in excess of such amount shall be deemed to be Eligible Accounts)."

      (4) Section 2.2(b) is amended to delete "one and one half (1.5%)" from the third line thereof and to replace it with "one and three quarters (1.75%)" and to delete "four and one half (4.5%)" in the seventh line thereof and to replace it with "four and three quarters (4.75%)".

      (5) Section 9.7 is amended to delete clause (b)(ii) therefrom, such that Borrowers shall not have the right to sell, transfer, or dispose of Equipment without the prior written consent of Lender.

      (6) Section 9.15 of the Loan Agreement is deleted and replaced with the following:

            "9.15 Adjusted Net Worth. Borrowers shall, at all times, maintain an Adjusted Net Worth, excluding any and all equity contributions or infusions to the Parent, of not less than $19,182,000.00 plus, commencing on January 1, 2004 and on the first day of each fiscal year of the Borrowers' thereafter, fifty percent (50%) of the consolidated net income (but not loss) of the Parent, as determined in accordance with GAAP excluding all of extraordinary or nonrecurring gains, for the Borrowers' fiscal year ending December 31, 2003 and for each fiscal year thereafter."

      (7) The first sentence of Section 12.1(a) is deleted and replaced with the following:

            "This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on June 30, 2004 (the "Renewal Date"), and from year to year thereafter, unless sooner terminated pursuant to the terms hereof."

      (8) Section 12.1(c)(iii) is deleted and replaced with the following:

            "(iii) 0.5% (one-half of one percent) of Maximum Credit

                        From the second anniversary of the date hereof to and including June 30, 2004."


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Ultralife Batteries, Inc.
Ultralife Batteries (UK) Ltd.
As of March 25, 2003
Page 3

      (9) Simultaneously with this Amendment, Ultralife (UK) will enter into a supplemental agreement to the Equipment Mortgage in form and substance satisfactory to Lender to grant to Lender a valid, first priority fixed charge on the Equipment acquired by Ultralife (UK) since the original closing date.

      (10) Lender agrees to release its lien on the accounts receivable of Ultralife (UK) in order to permit Ultralife (UK) to obtain financing from a UK based financing institution, subject to an intercreditor agreement with such financial institution acceptable to Lender.

      (11) Borrower shall engage an appraiser, acceptable to Lender, within thirty (30) days of the date hereof to conduct an appraisal of all of Parent's Equipment located in the United States, and shall cause such appraiser to promptly prepare and deliver to Lender an appraisal of such Equipment in form and substance satisfactory to Lender.

      (12) Within thirty (30) days of the date hereof, Parent shall enter into a collateral assignment in form and substance satisfactory to Lender of the option to acquire the real property, buildings and improvements located at 2000 Technology Parkway, Newark, New York held by Parent and shall cause such collateral assignment to be duly recorded in the appropriate real estate recording offices.

      (13) In connection with the execution and delivery of this Amendment, Borrowers shall pay to Lender a fee of $25,000.00, which fee shall be fully earned and non-refundable on the date hereof.

      (14) In connection with the execution and delivery of this Amendment, if requested by Lender, the Borrowers shall furnish to the Lender certified copies of all requisite corporate action and proceedings of the Borrowers in connection with this Amendment.

      (15) Each Borrower confirms and agrees that (a) except as set forth on Exhibit A hereto, all representations and warranties contained in the Loan Agreement and in the other Financing Agreements are on the date hereof true and correct in all material respects (except for changes that have occurred as permitted by the covenants in Section 9 of the Loan Agreement), and (b) it is unconditionally liable for the punctual and full payment of all Obligations, including, without limitation, all charges, fees, expenses and costs (including attorneys' fees and expenses) under the Financing Agreements, and that Borrowers have no defenses, counterclaims or setoffs with respect to full, complete and timely payment of all Obligations.


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Ultralife Batteries, Inc.
Ultralife Batteries (UK) Ltd.
As of March 25, 2003
Page 4

      (16) Borrowers hereby agree to pay to Lender all reasonable attorney's fees and costs which have been incurred or may in the future be incurred by Lender in connection with the negotiation and preparation of this Amendment and any other documents and agreements prepared in connection with this Amendment. The undersigned confirm that the Financing Agreements remain in full force and effect without amendment or modification of any kind, except for the amendments explicitly set forth herein. The undersigned further confirm that after giving effect to this Amendment, no Event of Default or events which with notice or the passage of time or both would constitute an Event of Default have occurred and are continuing. Except as explicitly provided herein, the execution and delivery of this Amendment by Lender shall not be construed as a waiver by Lender of any Event of Default under the Financing Agreements. This Amendment shall be deemed to be a Financing Agreement and, together with the other Financing Agreements, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior dealings, correspondence, conversations or communications between the parties with respect to the subject matter hereof.

                  [Remainder of Page Left Intentionally Blank]


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Ultralife Batteries, Inc.
Ultralife Batteries (UK) Ltd.
As of March 25, 2003
Page 5

      If you accept and agree to the foregoing please sign and return the enclosed copy of this letter. Thank you.

                                                  Very truly yours,

                                                  CONGRESS FINANCIAL CORPORATION
                                                  (NEW ENGLAND)

                                                  By: /s/ Melissa Post
                                                      -------------------------
                                                      Name: Melissa Post
                                                      Title: Vice President

                                                  AGREED:

                                                  ULTRALIFE BATTERIES, INC.

                                                  By: /s/ Robert W. Fishback
                                                      -------------------------
                                                      Name: Robert W. Fishback
                                                      Title: VP - Finance & CFO

                                                  ULTRALIFE BATTERIES (UK) Ltd.

                                                  By: /s/ Peter F. Comerford
                                                      -------------------------
                                                      Name: Peter F. Comerford
                                                      Title: Director


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                                    Exhibit A

                            Ultralife Batteries, Inc.

                    Additional Representations and Warranties

                                 March 21, 2003

This shall update the Loan and Security Agreement by and between Congress Financial Corporation (New England), as Lender, and Ultralife Batteries, Inc. and Ultralife Batteries (UK) Ltd., as Borrowers, dated June 15, 2000.

Section 8.2, "Financial Statements; No Material Adverse Change", is updated as follows:

            In October 2002, the Company sold a portion of its equity investment in Ultralife Taiwan, Inc., reducing its ownership interest from approximately 30% to approximately 11%. In exchange, the Company received total consideration of $2.4 million in cash and the return of 700,000 shares of the Company's common stock. Previously, the Company had reported that it expected to record at least a $2.4 million non-operating gain on this transaction; however, because the accounting issues are complex, the Company and its independent auditors have not yet finalized the appropriate accounting treatment of the Company's investment. It is likely that the Company will be required to restate prior period financial results relating to the accounting for its equity ownership interest in UTI. Although these restatements would only affect non-operating earnings, they may nonetheless have a negative impact on previously reported earnings per share. In connection with these restatements, the Company may be required to amend certain of its prior filings with the Securities and Exchange Commission (the "SEC") and may be required to file other reports with the SEC, including a Form 10-Q for the three months ended December 31, 2002.

Section 8.6, "Litigation", is updated as follows:

            In August 1998, the Company, its Directors, and certain underwriters were named as defendants in a complaint filed in the United States District Court for the District of New Jersey by certain shareholders, purportedly on behalf of a class of shareholders, alleging that the defendants, during the period April 30, 1998 through June 12, 1998, violated various provisions of the federal securities laws in connection with an offering of 2,500,000 shares of the Company's Common Stock. The complaint alleged that the Company's offering documents were materially incomplete, and as a result misleading, and that the purported class members purchased the Company's Common Stock at artificially inflated prices and were damaged thereby. Upon a motion made on behalf of the Company, the Court dismissed the shareholder action, without prejudice, allowing the complaint to be refiled. The shareholder action was subsequently refiled, asserting substantially the same claims as in the


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Ultralife Batteries, Inc.
Ultralife Batteries (UK) Ltd.
As of March 25, 2003
Page 7

      prior pleading. The Company again moved to dismiss the complaint. By Opinion and Order dated September 28, 2000, the Court dismissed the action, this time with prejudice, thereby barring plaintiffs from any further amendments to their complaint and directing that the case be closed. Plaintiffs filed a Notice of Appeal to the Third Circuit Court of Appeals and the parties submitted their briefs. Subsequently, the parties notified the Court of Appeals that they had reached an agreement in principle to resolve the outstanding appeal and settle the case upon terms and conditions which require submission to the District Court for approval. Upon application of the parties and in order to facilitate the parties' pursuit of settlement, the Court of Appeals issued an Order dated May 18, 2001 adjourning oral argument on the appeal and remanding the case to the District Court for further proceedings in connection with the proposed settlement.

            Subsequent to the parties entering into the settlement agreement, the Company's insurance carrier commenced liquidation proceedings. The insurance carrier informed the Company that in light of the liquidation proceedings, it would no longer fund the settlement. In addition, the value of the insurance policy is in serious doubt. In April 2002, the Company and the insurance carrier for the underwriters offered to proceed with the settlement. Plaintiffs' counsel has accepted the terms of the proposed settlement, amounting to $175,000 for the Company, and the matter must now be approved by the Court and by the shareholders comprising the class. Based on the terms of the proposed settlement, the Company has established reserves for its share of the settlement costs and associated expenses.

            In the event settlement is not reached, the Company will continue to defend the case vigorously. The amount of alleged damages, if any, cannot be quantified, nor can the outcome of this litigation be predicted. Accordingly, management cannot determine whether the ultimate resolution of this litigation could have a material adverse effect on the Company's financial position and results of operations.

            A retail end-user of a product manufactured by one of Ultralife's customers (the "Customer"), has made a claim against the Customer wherein it is asserted that the Customer's product, which is powered by an Ultralife battery, does not operate according to the Customer's product specification. No claim has been filed against Ultralife. However, in the interest of fostering good customer relations, in September 2002, Ultralife has agreed to lend technical support to the Customer in defense of its claim. Additionally, Ultralife will honor its warranty by replacing any batteries that may be determined to be defective. In the event a claim is filed against Ultralife and it is ultimately determined that Ultralife's product


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Ultralife Batteries, Inc.
Ultralife Batteries (UK) Ltd.
As of March 25, 2003
Page 8

      was defective, replacement of batteries to this Customer or end-user may have a material adverse effect on the Company's financial position and results of operations.

Section 8.11, "Environmental Compliance", is updated as follows:

            In conjunction with the Company's purchase/lease of its Newark, New York facility in 1998, the Company entered into a payment-in-lieu of tax agreement which provides the Company with real estate tax concessions upon meeting certain conditions. In connection with this agreement, a consulting firm performed a Phase I and II Environmental Site Assessment which revealed the existence of contaminated soil and ground water around one of the buildings. The Company retained an engineering firm which estimated that the cost of remediation should be in the range of $230,000. This cost, however, is merely an estimate and the cost may in fact be much higher. In February, 1998, the Company entered into an agreement with a third party which provides that the Company and this third party will retain an environmental consulting firm to conduct a supplemental Phase II investigation to verify the existence of the contaminants and further delineate the nature of the environmental concern. The third party agreed to reimburse the Company for fifty percent (50%) of the cost of correcting the environmental concern on the Newark property. The Company has fully reserved for its portion of the estimated liability. Test sampling was completed in the spring of 2001, and the engineering report was submitted to the New York State Department of Environmental Conservation (NYSDEC) for review. NYSDEC reviewed the report and, in January 2002, recommended additional testing. The Company responded by submitting a work plan to NYSDEC, which was approved in April 2002. The Company has sought proposals from engineering firms to complete the remedial work contained in the work plan, but it is unknown at this time whether the final cost to remediate will be in the range of the original estimate, given the passage of time. Because this is a voluntary remediation, there is no requirement for the company to complete the project within any specific time frame. The ultimate resolution of this matter may have a significant adverse impact on the results of operations in the period in which it is resolved. Furthermore, the Company may face claims resulting in substantial liability which could have a material adverse effect on the Company's business, financial condition and the results of operations in the period in which such claims are resolved.